Exhibit 3.115

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Hilton Beverage LLC

Second: The address of its registered office in the State of Delaware is                                                       2711 Centerville Road, Suite 400                                          in the City of Wilmington                                     . Zip code 19808                                         . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                          .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 23rd                  day of July                     , 2012        .

By:	/s/ Owen Wilcox
Authorized Person (s)

Name:	Owen Wilcox, Assistant Secretary